SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

                                 FINAL AMENDMENT

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             OneTravel Holdings, Inc.
                      -------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $0.04 per share
            ---------------------------------------------------------
                         (Title of Class of Securities)



                                  68275A201(1)
                                -----------------



                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)


                                    --------


--------------------------------
(1) Formerly, RCG Companies Incorporated, Inc., Cusip # 749328100.


                                     1 of 11

                                  SCHEDULE 13G

CUSIP No. 68275A201
-------------------------------------------------------------------------------
1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First New York Securities L.L.C.

-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
-------------------------------------------------------------------------------
3)     SEC USE ONLY

-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                0
                         ------------------------------------------------------
       NUMBER            6)     SHARED VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY      ------------------------------------------------------
       OWNED BY          7)     SOLE DISPOSITIVE POWER
       EACH
       REPORTING                0
       PERSON            ------------------------------------------------------
       WITH              8)     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
-------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
-------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON

       BD
-------------------------------------------------------------------------------


                                     2 of 11

                                  SCHEDULE 13G

CUSIP No. 68275A201
-------------------------------------------------------------------------------
1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Judy Finger

-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
-------------------------------------------------------------------------------
3)     SEC USE ONLY

-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                16,550
                         ------------------------------------------------------
       NUMBER            6)     SHARED VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY      ------------------------------------------------------
       OWNED BY          7)     SOLE DISPOSITIVE POWER
       EACH
       REPORTING                16,550
       PERSON            ------------------------------------------------------
       WITH              8)     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       16,550
-------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%
-------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON

       IN
-------------------------------------------------------------------------------


                                     3 of 11

                                  SCHEDULE 13G

CUSIP No. 68275A201
-------------------------------------------------------------------------------
1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Douglas Topkis

-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
-------------------------------------------------------------------------------
3)     SEC USE ONLY

-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                90,909
                         ------------------------------------------------------
       NUMBER            6)     SHARED VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY      ------------------------------------------------------
       OWNED BY          7)     SOLE DISPOSITIVE POWER
       EACH
       REPORTING                90,909
       PERSON            ------------------------------------------------------
       WITH              8)     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       90,909
-------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.3%
-------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON

       IN
-------------------------------------------------------------------------------


                                     4 of 11

                                  SCHEDULE 13G

CUSIP No. 68275A201
-------------------------------------------------------------------------------
1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Haystack Capital L.P.

-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
-------------------------------------------------------------------------------
3)     SEC USE ONLY

-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                0
                         ------------------------------------------------------
       NUMBER            6)     SHARED VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY      ------------------------------------------------------
       OWNED BY          7)     SOLE DISPOSITIVE POWER
       EACH
       REPORTING                0
       PERSON            ------------------------------------------------------
       WITH              8)     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
-------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
-------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON

       PN
-------------------------------------------------------------------------------


                                     5 of 11

                                  Schedule 13G

Item 1(a).  Name of Issuer:

OneTravel Holdings, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

6836 Morrison Boulevard, Suite 200
Charlotte, North Carolina  28211

Item 2(a).  Name of Person Filing:

(1) First New York Securities L.L.C. ("FNYS")

(2) Judy Finger. Ms. Finger is employed by and trades securities of the issuer for the proprietary account of FNYS. Ms. Finger and Mr. Topkis are the managing members of Haystack Capital L.L.C., which is the general partner of Haystack Capital L.P., a hedge fund.

(3) Douglas Topkis. Mr. Topkis is employed by and trades securities of the issuer for the proprietary account of FNYS. Ms. Finger and Mr. Topkis are the managing members of Haystack Capital L.L.C., which is the general partner of Haystack Capital L.P., a hedge fund.

(4) Haystack Capital L.P. Haystack Capital L.P. is a hedge fund of which Haystack Capital L.L.C. is the sole general partner. Ms. Finger and Mr. Topkis are the managing members of Haystack Capital L.L.C.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

(1)   First New York Securities L.L.C.:     850 Third Avenue, 17th Floor
                                            New York, NY 10022

(2)   Judy Finger:                          c/o First New York Securities L.L.C.
                                            850 Third Avenue, 8th Floor
                                            New York, NY  10022

(3)   Douglas Topkis:                       c/o First New York Securities L.L.C.
                                            850 Third Avenue, 8th Floor
                                            New York, NY  10022

(4)   Haystack Capital L.P. c/o             First New York Securities L.L.C.
                                            850 Third Avenue, 17th
                                            Floor New York, NY 10022

Item 2(c).  Citizenship:

(1) First New York Securities L.L.C.:       New York


                                     6 of 11

(2) Judy Finger:                            United States

(3) Douglas Topkis:                         United States

(4) Haystack Capital L.P.                   Delaware

Item 2(d).  Title of Class of Securities:

Common Stock, par value $.04 per share

Item 2(e).  CUSIP Number:

68275A201

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)  |_|  Broker or Dealer Registered Under Section 15 of the Act
                      (15 U.S.C. 78o)

            (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c)

            (c)  |_|  Insurance Company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c)

            (d)  |_|  Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)  |_|  Investment Adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E)

            (f)  |_|  Employee benefit plan or endowment fund in accordance with
                      ss. 240.13d-1(b)(1)(ii)(F)

            (g)  |_|  Parent Holding Company or control person in accordance
                      with ss.240.13d-1(b)(ii)(G)

            (h)  |_|  Savings Association as defined in ss.3(b) of the Federal
                      Deposit Insurance Act (12 U.S.C. 1813)

            (i)  |_|  Church plan that is excluded from the definition of an
                      investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)  |_|  Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)   Amount beneficially owned:(2)


(2) Percentages based on 29,219,112 shares of Common Stock outstanding as reported in the Issuer's Form 10-K/A for the quarter ended March 31, 2005.


                                     7 of 11

                  (1)   First New York Securities L.L.C.:   0

                  (2)   Judy Finger:                        16,500

                  (3)   Douglas Topkis:                     90,909 (3)

                  (4)   Haystack Capital L.P.:              0

             (b) Percent of class:

                  (1)   First New York Securities L.L.C.:   0%

                  (2)   Judy Finger:                        0.1%

                  (3)   Douglas Topkis:                     0.3%

                  (4)   Haystack Capital L.P.:              0%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Judy Finger:                        16,500

                        (3)   Douglas Topkis:                     90,909

                        (4)   Haystack Capital L.P.:              0

                   (ii) Shared power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Judy Finger:                        0

                        (3)   Douglas Topkis:                     0

                        (4)   Haystack Capital L.P.:              0

                  (iii) Sole power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Judy Finger:                        16,500

                        (3)   Douglas Topkis:                     90,909

                        (4)   Haystack Capital L.P.:              0

                   (iv) Shared power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Judy Finger:                        0

                        (3)   Douglas Topkis:                     0

                        (4)   Haystack Capital L.P.:              0

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

(3) Restricted Shares.

                                    8 of 11

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

See Item 2(a) above.

Item 9.     Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                     9 of 11

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 15, 2006             FIRST NEW YORK SECURITIES L.L.C.

                                    By: /s/ Mario Maugeri
                                       -------------------------------
                                       Name: Mario Maugeri
                                       Title: Director of Operations

                                    /s/ Judy Finger
                                    ----------------------------------
                                    Judy Finger

                                    /s/ Douglas Topkis
                                    ----------------------------------
                                    Douglas Topkis


                                    HAYSTACK CAPITAL L.P.
                                    By: Haystack Capital L.L.C., its
                                        General Partner

                                    By: /s/ Judy Finger
                                       -------------------------------
                                       Name: Judy Finger
                                       Title: Managing Member




                                    10 of 11

                                                                      Exhibit 1


                            AGREEMENT OF JOINT FILING


      Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 15, 2006.


                                    FIRST NEW YORK SECURITIES L.L.C.

                                    By: /s/ Mario Maugeri
                                       -------------------------------
                                       Name: Mario Maugeri
                                       Title: Director of Operations

                                    /s/ Judy Finger
                                    ----------------------------------
                                    Judy Finger

                                    /s/ Douglas Topkis
                                    ----------------------------------
                                    Douglas Topkis


                                    HAYSTACK CAPITAL L.P.
                                    By: Haystack Capital L.L.C., its
                                        General Partner

                                    By: /s/ Judy Finger
                                       --------------------------------
                                       Name: Judy Finger
                                       Title: Managing Member



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